Exhibit 99.1

Pro forma financial data

The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2011 and for the year ended June 30, 2010 give effect to the acquisition of TomoTherapy and the issuance of $75 million aggregate principal amount of convertible senior notes due 2016 (the “notes”) in the proposed notes offering as if they were consummated on July 1, 2009 and include all adjustments which give effect to events that are directly attributable to the acquisition and the notes offering, expected to have a continuing impact beyond a 12-month period and that are factually supportable. The unaudited pro forma condensed combined balance sheet as of March 31, 2011 gives effect to the acquisition and the notes offering as if they had been consummated on March 31, 2011 and includes all adjustments which give effect to events that are directly attributable to the acquisition and the notes offering and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

Accuray and TomoTherapy have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2011 combines the unaudited historical results of Accuray for the nine months ended March 31, 2011 and the unaudited historical results of TomoTherapy for the six months ended December 31, 2010 derived from the audited historical results of TomoTherapy for the year ended December 31, 2010 less the unaudited historical results of TomoTherapy for the six months ended June 30, 2010, in addition to the unaudited historical results of TomoTherapy for the three months ended March 31, 2011. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 30, 2010 combines the audited historical results of Accuray for the year ended June 30, 2010 and the unaudited historical results of TomoTherapy for the year ended June 30, 2010, derived from the audited historical results of TomoTherapy for the year ended December 31, 2009 less the unaudited historical results of TomoTherapy for the six months ended June 30, 2009, in addition to the unaudited historical results of TomoTherapy for the six months ended June 30, 2010. Certain reclassification adjustments have been made to conform the historical reported balances to the pro forma condensed combined financial statement presentation.

The pro forma adjustments reflecting the consummation of the acquisition are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The estimated purchase price was calculated based upon the closing price for Accuray common stock of $7.39 per share on June 10, 2011. The final purchase price allocation will be based on the actual net tangible and intangible assets of TomoTherapy that exist on the effective date of the acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements do not include the effects of any future restructuring activities, including severance or other employee related costs, that pertain to the combined operations, or other operating efficiencies or inefficiencies, which may result from the acquisition but are either non-recurring or at this point not factually supportable. Furthermore, the unaudited pro forma condensed combined financial statements do not include any effects on revenue recognition due to employing Accuray’s terms and business practices. Also, the unaudited pro forma condensed combined statements of operations do not include certain non-recurring expenses, such as (i) accelerated vesting of employee awards and (ii) the increase in cost of sales due to the roll-out of the step-up in inventory pursuant to the acquisition method of accounting. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined as of the dates presented or the results that Accuray will experience in the future. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ materially from these estimates and assumptions.

The unaudited pro forma condensed combined financial information should be read in conjunction with Accuray’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K as of and for the year ended June 30, 2010 and its Quarterly Report on Form 10-Q as of and for the nine months ended March 31, 2011, and TomoTherapy’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K as of and for the year ended December 31, 2010, as amended, and its Quarterly Reports on Form 10-Q as of and for the six months ended June 30, 2010 and the three months ended March 31, 2011, all of which are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2011

(in thousands)

	March 31,
	Accuray	TomoTherapy		Pro forma		Pro forma
	2011	2011	Reclassifications(1)	adjustments		combined
Balance Sheet Data (at period end):
Current assets
Cash and cash equivalents	$57,332	$137,362		$(41,522	)(A)	$153,172
Restricted cash	22	—				22
Short-term available-for-sale securities	85,603	—		(60,603	)(A)	25,000
Accounts receivable, net of allowance for doubtful accounts of $225 at March 31, 2011	44,871	29,735				74,606
Inventories	34,408	59,094		8,968	(B)	102,470
Prepaid expenses and current assets	9,150	1,682				10,832
Deferred cost or revenue—current	5,131	—				5,131
Total current assets	236,517	227,873	—	(93,157)		371,233
Deferred cost of revenue—noncurrent	2,193	—				2,193
Property, plant and equipment, net	16,514	21,065				37,579
Goodwill	4,495	—	354	54,670	(C)	59,519
Intangible assets, net	194	—	7,044	56,456	(D)	63,694
Other assets	1,816	13,326	(7,398)	500	(E)	8,244
Total assets	$261,729	$262,264	$—	$18,468		$542,461
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$9,873	$21,498				$31,371
Notes payable	—	754				754
Accrued warranty	—	4,354		9,420	(F)	13,774
Accrued compensation	9,941	—	5,250	10,989	(G),(H)	26,180
Other accrued liabilities	7,881	27,220	(5,250)	7,541	(A),(I),(J)	37,392
Customer advances	13,484	14,154				27,638
Deferred revenue—current	35,626	32,441		16,288	(F)	84,355
Total current liabilities	76,805	100,421	—	44,238		221,464
Long-term other liabilities	999	1,614		—	(K)	2,613
Deferred revenue—noncurrent	4,655	435		438	(F)	5,528
Notes offered hereby				72,563	(L)	72,563
Total liabilities	82,459	102,470	—	117,239		302,168
Shareholder’s Equity (Deficiency)
Capital stock
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares issued and outstanding	—	—				—
Common stock, $0.001 par value; authorized: 100,000,000 shares; issued: 62,291,644 shares at March 31, 2011; outstanding: 60,151,626 shares at March 31, 2011	60	532		(532	)(M)	60
Additional paid-in capital	298,530	679,135		(604,976	)(M)	372,689
Treasury stock	—	(454)		454	(M)	—
Accumulated other comprehensive loss	85	(759)		759	(M)	85
Accumulated deficit	(119,405)	(520,952)		505,525	(M)	(134,832)
Total shareholders’ equity (deficiency)	179,270	157,502	—	(98,770)		238,002
Non-controlling interests	—	2,292				2,292
Total liabilities and shareholders’ equity (deficiency)	$261,729	$262,264	$—	$18,468		$542,461

(1)                                 Certain reclasses recorded to conform to the Accuray presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended March 31, 2011

(in thousands, except per share data)

	Historical
	Nine months ended
	March 31, 2011	March 31, 2011		Pro forma		Pro forma
	Accuray	TomoTherapy	Reclassifications(1)	adjustments		combined
Statements of Income Data:
Net revenue:
Products	$88,915	$109,559				$198,474
Shared ownership programs	1,856	—				1,856
Services	54,833	43,267				98,100
Other	1,457	—				1,457
Total net revenue	147,061	152,826	—	—		299,887
Cost of revenue:
Cost of products	34,508	53,661		$3,178	(D)	91,347
Cost of shared ownership programs	379	—				379
Cost of services	35,397	64,481				99,878
Cost of other	1,761	—				1,761
Total cost of revenue	72,045	118,142	—	3,178		193,365
Gross profit	75,016	34,684	—	(3,178)		106,522
Operating expenses:
Selling and marketing	23,874	43,879	$(22,827)	1,179	(D)	46,104
Research and development	26,651	24,471		(6	)(D)	51,116
General and administrative	27,461	—	22,827	(4,800	)(J)	45,488
Total operating expenses	77,986	68,350	—	(3,628)		142,708
Loss from operations	(2,970)	(33,666)	—	450		(36,186)
Other income(loss), net	2,314	3,714		(3,378	)(E),(L),(N)	2,650
Loss before provision for taxes	(656)	(29,952)	—	(2,928)		(33,536)
Provision for income taxes	1,046	929				1,975
Net loss	(1,702)	(30,881)	—	(2,928)		(35,511)
Non-controlling interest	—	5,393				5,393
Net loss attributable to shareholders	$(1,702)	$(25,488)	—	$(2,928)		$(30,118)
Weighted average common shares outstanding used in computing net income per share:
Basic	59,298	52,652				68,351
Diluted	59,298	52,652				68,351
Net income/(loss) per share
Basic net income per share	$(0.03)	$(0.48)				$(0.44)
Diluted net income per share	$(0.03)	$(0.48)				$(0.44)

(1)                                 Certain reclasses recorded to conform to the Accuray presentation

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended June 30, 2010

(in thousands, except per share data)

	Historical
	Twelve months ended
	June 30, 2010	June 30, 2010		Pro forma		Pro forma
	Accuray	TomoTherapy	Reclassifications(1)	adjustments		combined
Statements of Income Data:
Net revenue:
Products	$141,297	$132,357				$273,654
Shared ownership programs	1,890	—				1,890
Services	77,504	49,681				127,185
Other	934	—				934
Total net revenue	221,625	182,038	—	—		403,663
Cost of revenue:
Cost of products	65,197	66,942		$5,058	(D)	137,197
Cost of shared ownership programs	1,019	—				1,019
Cost of services	50,732	70,142				120,874
Cost of other	659	—				659
Total cost of revenue	117,607	137,084	—	5,058		259,749
Gross profit	104,018	44,954	—	(5,058)		143,914
Operating expenses:
Selling and marketing	34,187	49,248	$(23,973)	1,571	(D)	61,033
Research and development	31,523	31,270		3	(D)	62,796
General and administrative	35,472	—	23,973			59,445
Total operating expenses	101,182	80,518	—	1,575		183,275
Income (loss) from operations	2,836	(35,564)	—	(6,633)		(39,361)
Other income(loss), net	1	1,006		(6,005	)(E),(L),(N)	(4,998)
Income (loss) before provision for taxes	2,837	(34,558)	—	(12,638)		(44,359)
Provision for income taxes	(4)	96				92
Net income (loss)	2,841	(34,654)	—	(12,638)		(44,451)
Non-controlling interest	—	5,805				5,805
Net income (loss) attributable to shareholders	$2,841	$(28,849)	—	$(12,638)		$(38,646)
Weighted average common shares outstanding used in computing net income (loss) per share:
Basic	57,560	51,297				66,613
Diluted	60,191	51,297				66,613
Net income/(loss) per share
Basic net income(loss) per share	$0.05	$(0.56)				$(0.58)
Diluted net income(loss) per share	$0.05	$(0.56)				$(0.58)

(1)                                 Certain reclasses recorded to conform to the Accuray presentation

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

On March 6, 2011, Accuray and TomoTherapy entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of a wholly owned subsidiary of Accuray into TomoTherapy. On June 10, 2011, the merger was completed. The unaudited pro forma condensed combined balance sheet combines the unaudited historical consolidated balance sheet of Accuray and the unaudited historical consolidated balance sheet of TomoTherapy as of March 31, 2011 and gives effect to the merger as if it had been completed on March 31, 2011. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2011 combines the unaudited historical results of Accuray for the nine months ended March 31, 2011 and the unaudited historical results of TomoTherapy for the nine months ended March 31, 2011, derived from the year ended December 31, 2010 less the six months ended June 30, 2010 in addition to the three months ended March 31, 2011. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 30, 2010 combines the audited historical results of Accuray for the year ended June 30, 2010 and the unaudited historical results of TomoTherapy for the year ended June 30, 2010, derived from the twelve months ended December 31, 2009 less the six months ended June 30, 2009 in addition to the six months ended June 30, 2010 and gives effect to the merger as if it had been completed on July 1, 2009.

Under the terms of the Merger Agreement, each outstanding share of TomoTherapy common stock was converted into the right to receive $3.15 in cash and 0.1648 shares of Accuray common stock. Based on the closing price of Accuray’s common stock on June 10, 2011, the stock component of the merger consideration is valued at $1.22 per share, resulting in a total purchase value of $4.37 per share of outstanding TomoTherapy common stock for pro forma presentation purposes.

Preliminary Purchase Price

The total estimated preliminary purchase price expected to be transferred to effect the merger is as follows (in thousands except share and per share amounts):

Acquisition of 54.9 million shares of outstanding common stock of TomoTherapy at $3.15 per share in cash	$174,187
Total cash consideration paid	$174,187
Estimated fair value of Accuray shares issued in exchange for 54.9 million shares of outstanding common stock of TomoTherapy (A1)	$66,905
Estimated fair value of outstanding TomoTherapy equity awards assumed (A2)	5,916
Estimated purchase price consideration	$247,008

A1.  The fair value of the Accuray shares issued in exchange for outstanding shares of TomoTherapy common stock is computed as follows (in thousands, except per share data).

Shares of TomoTherapy common stock outstanding	54,936
Per share exchange ratio	0.1648
Number of shares of Accuray common stock issued in the merger	9,053
Per share price of Accuray common stock on June 10, 2011	$7.39
Fair value of shares of Accuray common stock issued in the merger	$66,905

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

A2.  Derived by applying a contractually defined exchange ratio of 0.61 to all outstanding stock option awards and determining the estimated fair market value of such converted stock option awards using the Black-Scholes valuation methodology with the following assumptions:

Dividend Yield	0%
Volatility	52.4%
Risk Free Rate	0.08% - 1.77%
Expected Life	0.07 - 4.10 years
Market Price of Accuray stock	$7.39 per share

The exchange ratio is based on Accuray’s and TomoTherapy’s volume-weighted average stock prices for the five-day period ended March 15, 2011.

The total fair value of all outstanding stock option awards was attributed to purchase price and post-transaction compensation expense based on the ratio of past service period to total service period for each award.

A3.  Fair value of the restricted stock awards assumed in the merger has been derived by applying the exchange ratio of 0.1648 and the estimated fair value of $7.39 per share to TomoTherapy’s unvested restricted stock awards. The total fair value of all unvested restricted stock awards was attributed to purchase price and post-transaction compensation expense based on the ratio of past service period to total service period for each award.

Preliminary Purchase Price Allocation

The purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired as of March 31, 2011 (in thousands):

Net book value of assets acquired	$157,502
Less: impact to accumulated deficit for transaction related costs incurred by TomoTherapy	(5,500)
Less: write off of existing TomoTherapy goodwill	(354)
Adjusted net book value of assets acquired as of December 31, 2010	151,648
Increase in identifiable intangible assets	56,456
Change in inventory to fair value	8,968
Change in deferred revenue to fair value	(16,726)
Change in warranty accrual to fair value	(9,420)
Decrease in deferred rent	1,058
Goodwill	55,024
Total net assets acquired	$247,008

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

Note 2: Reclassifications

Certain reclassification adjustments have been made to conform TomoTherapy’s historical amounts to Accuray’s presentation. The balance sheet adjustments primarily relate to reclassifying other assets to goodwill and intangible assets, accrued compensation to other accrued liabilities and deferred revenue—noncurrent to long-term other liabilities. Reclassifications on the pro forma statement of operations relate to reclassifying selling, marketing and general and administrative expenses separately to selling and marketing and general and administrative expense.

Note 3: Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.    Cash—Represents the estimated use of cash to fund the cash portion of the merger consideration offset by the $75.0 million in gross proceeds anticipated to be raised from the notes offering (see L), less $2.4 million in debt issuance costs paid.

B.    Inventory—To record the difference between the historical book value and preliminary estimated fair values of TomoTherapy inventory acquired in the transaction.

C.    Goodwill—To eliminate TomoTherapy historical goodwill and record the preliminary estimate of goodwill for the acquisition of TomoTherapy. The pro forma adjustment to goodwill includes the following: (in thousands).

	TomoTherapy historical amount	Preliminary estimated fair value	Increase
Goodwill	$354	$55,024	$54,670

D.    Intangible Assets—These estimated fair values are considered preliminary and are subject to change upon finalization of the acquisition valuation. Changes in fair value of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

consumed, which for some intangibles assets are approximated by using the straight-line method. The acquired intangible assets include the following (in thousands):

				Pro Forma Amortization
	Historical amounts, net	Preliminary fair values	Increase	Year ended June 30, 2010	Nine months ended March 31, 2011	Weighted average useful life
Developed technology	$7,044	$47,600	$40,556	$6,800	$5,100	7
Trade name	—	11,000	11,000	1,572	1,179	7
Order backlog	—	4,900	4,900	—	—	1
Total intangible assets	$7,044	$63,500	$56,456	$8,372	$6,279
Total TomoTherapy historical amortization of intangible assets				1,739	1,928
Total increase in amortization of intangible assets				$6,633	$4,351
Included in cost of products				$5,058	$3,178
Included in research and development				3	(6)
Included in selling and marketing				1,572	1,179
				$6,633	$4,351

E.            Other Assets—Represents the estimated debt issuance costs that will be amortized over the five year life of the notes. Amortization expense of $0.1 million is included in other income/(loss) for both the nine months ended March 31, 2011 and the twelve months ended June 30, 2010.

F.             Deferred Revenue and Accrued Warranty—Represents the difference in the historical book value of TomoTherapy’s deferred service revenue and accrued warranty obligations and the preliminary estimated fair value. Fair value estimates the direct and indirect cost of the servicing of acquired service contracts with a normal profit margin to satisfy the remainder of the obligations under such contracts. Deferred revenue and accrued warranty has been increased to allow for a market rate of return on the costs required to fulfill these obligations, including indirect support and administrative costs.

G.            Severance—Represents the following adjustments to accrued expenses (in thousands):

As of March 31, 2011
Liability for expected cash payment to TomoTherapy executives(G1)	$7,904

(G1)                        Certain executives of TomoTherapy have employment agreements with dual-trigger severance clauses, meaning that if there is a change in control of TomoTherapy and within three months before or 24 months following the change in control, the individual is terminated without cause or the individual terminates his or her employment for good reason, severance benefits covering salary and other benefits are triggered. This amount represents an estimate of the amounts that will be due and payable for individuals who likely will not continue employment with TomoTherapy post closing. Additional amounts may be required if employment is not continued for additional employees.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

H.            Stock-based compensation—Includes the estimated accrued stock-based compensation expense of $3.1 million for the accelerated vesting of restricted stock awards for certain executives with dual-trigger severance clauses (see G1).

I.             Deferred Rent—To eliminate the historical amount of deferred rent of TomoTherapy in the amount of $1.1 million.

J.             Transaction costs—To record estimated directly related transaction costs of approximately $13.4 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the merger. Transaction costs of $4.8 million related to the merger included in the historical results of operations for TomoTherapy and Accuray have been reversed as the costs are not expected to have a continuing impact beyond the next twelve months. An accrual for TomoTherapy’s estimated transaction costs of $5.5 million related to the merger was included in net assets acquired and Accuray estimated transaction costs of $3.1 million related to the merger were included in accrued liabilities in the condensed combined balance sheet.

K.            Deferred Tax Liability—To record adjustments to deferred tax balances related to changes in fair value in connection with the purchase price allocation and the recording of the purchased intangible assets as well as the assumed equity awards. The result of this change is the recording of a net deferred tax liability of $14.0 million and a commensurate reduction of TomoTherapy’s valuation allowance. Due to TomoTherapy’s full valuation allowance, the pro forma adjustments do not result in a change to the provision for income taxes.

L.            Convertible Notes Offering—In connection with the issuance of the notes in the notes offering, net proceeds of $72.6 million are included in the cash balance at March 31, 2011. The remaining difference of $2.4 million between the net proceeds received and the face value of the notes represents debt issuance costs which will be amortized to interest expense over the life of the notes, or five years. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the notes will bear an annual interest rate of 3.75%, resulting in interest expense of $2.1 million being recorded for the nine months ended March 31, 2011 and $2.8 million being recorded for the twelve months ended June 30, 2010 in the pro forma financials herein.

For purposes of the pro forma financials, the Company has not yet determined its allocation of the proceeds of the proposed notes offering between debt and equity. Therefore, the pro forma financials reflect the impact of the notes in the Company’s pro forma debt balance at net issuance value. The pro forma calculations of EPS also do not reflect the impact of the proposed notes offering as the method for determining EPS (if converted or treasury method) has not yet been determined.

M.           Equity—Adjustments to shareholders’ equity represents the elimination of TomoTherapy’s historical shareholders’ equity and the issuance of approximately 9.1 million shares of Accuray common stock in connection with the closing of the merger. The value of Accuray’s shares to be issued is approximately $66.9 million based on the assumed exchange ratio of 0.1648 per each share of Accuray common stock and the closing price of Accuray’s common stock as of June 10, 2011 of $7.39 per share. Also reflected is an adjustment to record the estimated fair value of assumed TomoTherapy stock options and restricted stock awards to be exchanged for Accuray stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

Adjustments to additional paid-in capital are as follows (in thousands):

Eliminate TomoTherapy historical additional paid-in capital	$(679,135)
Estimated fair value of Accuray common shares to be issued	66,905
Estimated fair value of assumed stock options and restricted stock awards deemed as purchase consideration	5,916
Stock-based compensation expense recognized immediately upon closing of merger	1,338
Total	$(604,976)

Adjustments to accumulated deficit are as follows (in thousands):

Eliminate TomoTherapy historical accumulated deficit	$520,952
Adjustment to record additional employee-related compensation (see note G above)	(7,904)
Estimated merger costs incurred by Accuray	(3,100)
Stock-based compensation expense recognized immediately upon closing of merger	(4,423)
Total	$505,525

N.            Interest Income—To record an assumed reduction in interest income due to reduced cash and cash equivalent and short-term investment balances as a result of the cash consideration of $174.2 million issued in the merger. Interest income was reduced by approximately $2.6 million based on an effective weighted-average interest rate of 1.5% for the year ended June 30, 2010. Interest income was reduced by $0.8 million based on an effective weighted-average interest rate of 0.63% for the nine months ended March 31, 2011.

The effective interest rate was determined based on the actual interest recognized during the presented fiscal year and six month periods.

Note 4. Pro Forma Net Loss Per Share

Pro forma basic and diluted net loss per share is calculated by dividing the pro forma combined net loss by the pro forma weighted-average number of shares outstanding. The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based on the weighted-average number of Accuray common shares outstanding and are adjusted for additional shares issued in the merger.

	Year ended June 30, 2010	Nine months ended March 31, 2011
	(in thousands)
Historical weighted-average shares outstanding	57,560	59,298
Additional common shares expected to be issued in the transaction	9,053	9,053
Pro forma weighted-average shares outstanding—basic and diluted	66,613	68,351